                                                                    EXHIBIT 99.2

RALPH LAUREN MEDIA, LLC
INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS
Year Ended December 29, 2001 and
Period February 7, 2000 (Date of Inception) to
December 30, 2000

RALPH LAUREN MEDIA, LLC

TABLE OF CONTENTS

                                                                            Page
INDEPENDENT AUDITORS' REPORT.............................................     1

FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 29, 2001 AND PERIOD FEBRUARY 7, 2000
(DATE OF INCEPTION) TO DECEMBER 30, 2000:

Balance Sheets ..........................................................     2

Statements of Operations ................................................     3

Statement of Partners' Capital ..........................................     4

Statements of Cash Flows ................................................     5

Notes to Financial Statements............................................  6-12

INDEPENDENT AUDITORS' REPORT

To the Members of Ralph Lauren Media, LLC

We have audited the accompanying balance sheets of Ralph Lauren Media, LLC (the "Company") as of December 29, 2001 and December 30, 2000, and the related statements of operations, partners' capital, and cash flows for the year ended December 29, 2001 and the period February 7, 2000 (date of inception) to December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ralph Lauren Media, LLC as of December 29, 2001 and December 30, 2000, and the results of its operations and its cash flows for the year ended December 29, 2001 and the period February 7, 2000 (date of inception) to December 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
August 16, 2002

RALPH LAUREN MEDIA, LLC

BALANCE SHEETS
DECEMBER 29, 2001 AND DECEMBER 30, 2000
(In Thousands)

                                                                                 2001            2000
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                  $    5,104      $    8,160
   Accounts receivable, net of allowance of $40 and $102                             539             367
   Inventory                                                                       6,853           7,286
   Other assets                                                                      499             595
                                                                              ----------      ----------
        Total current assets                                                      12,995          16,408
PROPERTY AND EQUIPMENT - Net                                                         810           5,108
                                                                              ----------      ----------
TOTAL ASSETS                                                                  $   13,805      $   21,516
                                                                              ==========      ==========
LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
   Accounts payable                                                           $   10,088      $    6,949
   Accrued expenses and other                                                      2,684           7,274
                                                                              ----------      ----------
        Total current liabilities                                                 12,772          14,223

PARTNERS' CAPITAL                                                                  1,033           7,293
                                                                              ----------      ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                                       $   13,805      $   21,516
                                                                              ==========      ==========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 29, 2001 AND
PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO
DECEMBER 30, 2000
(In Thousands)

                                                                                    2001             2000
NET SALES                                                                        $   15,641       $    1,991

COST OF GOODS SOLD                                                                    6,192              788
                                                                                 ----------       ----------
      Gross profit                                                                    9,449            1,203
                                                                                 ----------       ----------
OPERATING EXPENSES:
   Operations                                                                         9,512           11,744
   Fulfillment                                                                       10,320            6,103
   General and administrative                                                         9,553            5,065
   Cost of discontinued software project                                              3,964                -
                                                                                 ----------       ----------
      Total operating expenses                                                       33,349           22,912
                                                                                 ----------       ----------
LOSS FROM OPERATIONS                                                                (23,900)         (21,709)

INTEREST INCOME                                                                          65              400
                                                                                 ----------       ----------
NET LOSS                                                                         $  (23,835)      $  (21,309)
                                                                                 ==========       ==========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENT OF PARTNERS' CAPITAL
YEAR ENDED DECEMBER 29, 2001 AND
PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO DECEMBER 30, 2000
(In Thousands)

                                              POLO
                                              RALPH      VALUEVISION   NATIONAL
                                             LAUREN        MEDIA,      BROADCASTING
                                           CORPORATION       INC.      COMPANY, INC.    TOTAL
PARTNERS' CAPITAL, FEBRUARY 7, 2000        $         -   $         -   $          -   $       -
   Cash contributions                                -        23,440              -      23,400
   Contribution of services                        500         4,702              -       5,202
   Net loss                                    (10,655)       (2,664)        (7,990)    (21,309)
                                           -----------   -----------   ------------   ---------
PARTNERS' CAPITAL, DECEMBER 30, 2000           (10,155)       25,438         (7,990)      7,293
   Cash contributions                                -         6,964              -       6,964
   Contribution of services                        920         9,691              -      10,611
   Net loss                                    (11,918)       (2,979)        (8,938)    (23,835)
                                           -----------   -----------   ------------   ---------
PARTNERS' CAPITAL, DECEMBER 29, 2001       $   (21,153)  $    39,114   $    (16,928)  $   1,033
                                           ===========   ===========   ============   =========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 29, 2001 AND
PERIOD FEBRUARY 7, 2000 (DATE OF INCEPTION) TO
DECEMBER 30, 2000
(In Thousands)

                                                                                 2001          2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                      $  (23,835)   $  (21,309)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation                                                                    5,118         1,524
   Services provided by Joint Venture Partners                                    10,611         5,202
   Provision for losses in accounts receivable                                       (62)          102
   Changes in assets and liabilities:
        Accounts receivable                                                         (110)         (469)
        Inventories                                                                  433        (7,286)
        Other assets                                                                  96          (595)
        Accounts payable                                                           3,139         6,949
        Accrued expenses and other                                                (4,590)        7,274
                                                                              ----------    ----------
          Net cash used in operating activities                                   (9,200)       (8,608)
                                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES -
Purchase of property and equipment                                                  (820)       (6,632)
                                                                              ----------    ----------
          Net cash used in investing activities                                     (820)       (6,632)
                                                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES -
Contributed capital                                                                6,964        23,400
                                                                              ----------    ----------
          Net cash provided by financing activities                                6,964        23,400
                                                                              ----------    ----------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                              (3,056)        8,160
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                     8,160             -
                                                                              ----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $    5,104    $    8,160
                                                                              ==========    ==========

See notes to financial statements.

RALPH LAUREN MEDIA, LLC

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 29, 2001 AND PERIOD FEBRUARY 7, 2000
(DATE OF INCEPTION) TO DECEMBER 30, 2000
(In Thousands)

1.    BUSINESS AND ORGANIZATION

      Ralph Lauren Media, LLC (the "Company") was formed to bring the Polo American lifestyle experience to consumers via multiple media platforms, including the Internet, broadcast, cable and print. The Company's first initiative is the Polo.com website, which opened its virtual doors in November 2000. Polo.com offers an interactive shopping experience while creating a direct-to-customer upscale shopping environment online. Polo.com provides entertaining formal and content that promotes the Polo brands.

      The Company was formed in February 2000, as a joint venture between Polo Ralph Lauren Corporation ("Polo"), National Broadcasting Company, Inc. ("NBC"), ValueVision International, Inc. (which changed its name to ValueVision Media, Inc. in May 2002) ("ValueVision"), NBC Internet, Inc. ("NBCi"), and CNBC.com LLC ("CNBC.com"). NBC, ValueVision, NBCi, and CNBC.com collectively form the "Media Partners." Under the 30-year joint venture agreement and the related operating agreement (together, the "Agreement"), the initial membership interest and sharing ratio in the Company ("Initial Interest") held by Polo, NBC, ValueVision, NBCi, CNBC.com was 50%, 25%, 12.5%, 10% and 2.5%, respectively, of Class A interests. In exchange for its 50% Initial Interest, Polo provides marketing through its annual print advertising campaign and through a Supply Agreement (the "Supply Agreement") makes its merchandise available at initial cost of inventory and handles excess inventory through its outlet stores. As detailed in Note 7, Polo provides the Company with accounting, legal and human resources services as well as facilities support. In fiscal 2000, NBC and CNBC.com agreed to contribute $100,000 and $10,000, respectively, of television and online advertising on NBC and CNBC.com properties in exchange for their Initial Interests of 25% and 2.5%, respectively. As of December 30, 2000 NBCi agreed to contribute $40,000 in online distribution and promotion. ValueVision agreed to contribute up to $50,000 in the form of cash funding, goods and/or services including a 10% profit margin on the cost of the goods and/or services (collectively "Value Vision's Contribution") for its respective Initial Interest. The Company's managing board has equal representation from Polo and the Media Partners.

      The membership interest's changed in fiscal year 2001, when a subsidiary of NBC obtained NBCi's and CNBC.com's percent of ownership in exchange for assuming both parties' commitments and responsibilities under the Agreement. NBC, through it subsidiary, currently has 37.5% ownership, and Value Vision International Inc. and Polo Ralph Lauren have ownership of 12.5% and 50%, respectively.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      FISCAL PERIOD - The Company's fiscal period ends on the Saturday nearest to December 31. All references to "fiscal 2001" represents the year ended December 29, 2001 and "fiscal 2000" represents the period from February 7, 2000 (date of inception) to December 30, 2000.

      ACCOUNTING FOR THE CAPITALIZATION OF THE COMPANY - The Company records in-kind contributions from the partners at the partners' carrying value on their financial statements at the time of contribution. ValueVision's cash contributions are recorded at the time of contribution. Polo's commitment to supply merchandise available at its initial cost and NBC's commitment to contribute advertising have no carrying value on the partners' books, and accordingly are recorded at zero value. (See Note 7.)

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

      INVENTORY - Inventory, which consists entirely of finished goods, is valued at the lower of cost or market as determined on an average cost basis. All risks of ownership of excess inventory, as defined by the supply agreement, are borne by Polo who reimburses the Company at cost for all saleable inventories returned.

      PROPERTY AND EQUIPMENT - Property and equipment is carried at cost, less accumulated depreciation and amortization. Computers and equipment are depreciated using the straight-line method over their estimated useful lives of 8 months to 3 years. The Company uses a half year convention depreciating half a year the year an asset is placed in service and half a year in the last year of its useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

      TECHNOLOGY AND WEBSITE DEVELOPMENT - The Company develops its website through use of internal and external resources. External costs incurred in connection with development of the website, prior to technological feasibility, are expensed when incurred. Costs incurred subsequent to technological feasibility through the period of the site availability are capitalized. In fiscal 2000, development costs capitalized prior to the launch of Polo.com were approximately $5,600 and are included in property and equipment on the balance sheet. Approximately $5,000 of these costs are being amortized over the expected life of the current website of eight months. The remaining development costs are being amortized using the straight-line method over their estimated useful life of 3 years. (See
      Note 3.) During fiscal 2000, the Company agreed to reimburse Value Vision for one-half of the cost of a software project. During fiscal 2001, based on the revised business plan and the determination of a more cost-effective approach, the Company discontinued its support for the project. Its share of the total cost of the project at the time it discontinued its support was $3,964. This amount has been expensed in fiscal 2001 and is shown as cost of discontinued software project on the Statement of Operations.

      REVENUE RECOGNITION - The Company recognizes revenue from e-commerce sales upon shipment of products to customers. Sales to individuals are paid for entirely with credit cards. Allowances for estimated uncollectible accounts and returns are provided when sales are recorded. The Company's reserve for returns and for doubtful accounts are approximately $681 and $40 for fiscal 2001 and $300 and $102 for fiscal 2000, respectively.

      SHIPPING AND HANDLING - Emerging Issues Task Force ("EITF") Issue 00-10, Accounting for Shipping and Handling Fees and Costs, requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, should be classified as revenue. The Company charges customers shipping and handling fees at a rate sufficient to cover the Company's costs to box and ship the goods to the customer. The amounts billed to customers in a sales transaction are recorded as revenue. Shipping and handling revenue amounted to approximately $796 for fiscal 2001. For fiscal 2000, the Company waived most shipping and handling charges to customers for the entire period of operations resulting in de minimus shipping and handling revenue for that period. The costs incurred to ship items to customers are included in fulfillment costs on the statement of operations and are part of the normal operating costs of the Company in the amount of $679 and $200 for fiscal 2001 and fiscal 2000, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value due to the short-term maturities of such items. Estimated fair value disclosures have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

      COMPREHENSIVE LOSS - Comprehensive loss was equal to the net loss during fiscal 2001 and fiscal 2000.

      INCOME TAX - The Company is not considered a taxable entity for Federal income tax purposes and most state income tax purposes. The members report any taxable income or losses on their respective income tax returns. As a result, no tax benefits have been allocated to the Company for its losses for the period presented.

      RECLASSIFICATIONS - For comparative purposes, certain prior period amounts have been reclassified to conform to the current period's presentation.

      SEGMENT REPORTING - The Company operates in a single operating segment -- the operation of interactive shopping on-line. Revenues from external customers are derived from merchandise sales. The Company does not rely on any major customers as a source of revenue.

      NEW ACCOUNTING STANDARDS - In July 2001, the Financial Accounting Standards Board, or "FASB", issued Statement of Financial Accounting Standards, or SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. In addition to requiring the use of the purchase method for all business combinations, SFAS No. 141 requires intangible assets that meet certain criteria to be recognized as assets apart from goodwill. SFAS No. 142 addresses accounting and reporting standards for acquired goodwill and other intangible assets and generally, requires that goodwill and indefinite life intangible assets no longer be amortized but be tested for impairment annually. Intangible assets that have finite lives will continue to be amortized over their useful lives. The Company has determined that the adoption of these Statements will not have an impact on the financial statements.

      In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective in fiscal year 2003. The Company has determined that the adoption of this Statement will not have an impact on the financial statements.

      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. However, this Statement retains the fundamental provisions of Statement 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and
      (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 is effective in fiscal year 2002. The Company has determined that the adoption of this Statement will not have an impact on the financial statements.

      In April 2002, the FASB issued SFAS No. 145, Recission of FASB Statements No. 4. 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective in fiscal 2003. The Company does not expect the adoption of this Statement to have a material impact on the results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this Statement to have a material effect on the results of operations or financial position.

3.    SIGNIFICANT RISKS AND UNCERTAINTIES

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates in the financial statements include inventory and reserves for uncollectible accounts and returns.

      CONCENTRATION OF CREDIT RISKS - The Company is potentially exposed to credit risk primarily due to cash deposits. The Company reduces this risk by depositing all of its funds with major banks and financial institutions and investing in high-quality instruments.

4.    PROPERTY AND EQUIPMENT

      Property and equipment, at cost, consists of the following at December 29, 2001 and December 30, 2000, respectively:

                                                      2001        2000
Computers and equipment                              $ 1,047     $   839
Software                                                 586         186
Technology website development                         5,819       5,607
                                                     -------     -------

                                                       7,452       6,632

Less accumulated depreciation                          6,642       1,524

Property and equipment, net                          $   810     $ 5,108
                                                     =======     =======

      In fiscal 2000, website development costs of $5,000 are being amortized over their expected useful life of eight months (November 2000 to June
      2001). Depreciation and amortization expense amounted to approximately $5,118 and $1,524 for fiscal 2001 and fiscal 2000, respectively.

5.    ACCRUED EXPENSES

      The Company's accrued expenses and other are made up of the following at December 29, 2001 and December 30, 2000, respectively:


                                                      2001        2000
Accrued employee costs                               $   905     $ 1,136
Accrued website maintenance                               98       1,998
Accrued product shoots                                   400       1,048
Accrued website marketing                                 97       1,455
Reserve for sales returns                                681         300
Other                                                    503       1,337
                                                     -------     -------

                                                     $ 2,684     $  7274
                                                     =======     =======

6.    PARTNERS' CAPITAL

      PARTNERS' CAPITAL - The Company records ValueVision's contribution at the time the cash or goods and/or services are contributed. The Company records contributions of services, for NBC and Polo, at the cost to the contributing partner. (See Note 7.) As of December 29, 2001 and December 30, 2000, contributions made by NBC had no recorded value. Contributions of services by Polo had a value of $920 in fiscal 2001 and $500 in fiscal 2000. With respect to Value Vision's contribution, the Company received cash and goods and/or services of approximately $7,000 and $9,700 during fiscal 2001 and $23,400 and $4,700 during fiscal 2000.

      The Company allocates profits and losses to the joint venture partners based upon each partner's proportionate share.

      EQUITY GRANTS - In connection with the Company's hiring of key executives in fiscal 2000, the managing board authorized the grant of Class B interests to share in 3% of the Joint Venture's profits and Class C interests to share in 7% of the Joint Venture's profits. These interests are subordinate to the Class A interests held by the joint venture partners until the Company has an aggregate return greater than $400,000. At December 30, 2000, the Class B interests have been granted in their entirety to one key executive and no Class C interests have been issued. The Company has recorded the issuance of the Class B interests in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Class B interests were issued at their fair market value so no compensation expense has been recorded by the Company. In accordance with Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the Class B interests have a fair market value of $0. Accordingly, there is no pro forma compensation expense and no pro forma operating results are presented. During fiscal 2001 there were no grants made of Class B interests. With respect to the interests granted in fiscal 2000, the executive to whom the grant was made left the employ of the Company. (See Note 8) As a result, the interests granted to the executive were forfeited and reverted back to the Company. At December 29, 2001, there were no outstanding grants of Class B interests.

7.    RELATED PARTY TRANSACTIONS

      LICENSING - In connection with the formation of the Joint Venture, the Company entered into a license agreement with a wholly-owned subsidiary of Polo (the "License Agreement"). The terms of the License Agreement require the Company to pay a royalty on the sale of Polo products based on a specified percentage of net retail sales. The volume of net retail sales shall be reset to zero each year.

      The specified percentages are as follows (dollars in millions):

SALES VOLUME             ROYALTY PERCENTAGE
 $0 - $75                      0 %
$75 - $200                    10
$200 - $250                   12
 over $250                    15

      Royalties are due to Polo on a quarterly basis. Since the minimum threshold was not reached during fiscal 2001 and fiscal 2000, no royalty expense has been recorded in the statement of operations for the period ended December 29, 2001 and December 30, 2000, respectively.

      INVENTORY - Under the terms of the Agreement and the related Supply Agreement (as defined in Note 8), the Company has the right to purchase its inventory from Polo, its suppliers and its licensees at Polo's cost. In fiscal 2001 and fiscal 2000, the Company purchased approximately 58% and 60%, respectively, of its inventory from Polo and its suppliers, and the remaining 42% and 40% of the Company's inventory was purchased from Polo licensees. The Company relies on Polo and its relationship with its suppliers to achieve favorable inventory costs in accordance with the Agreement. If Polo were to terminate the Supply Agreement or be unable to continue its relationships with its suppliers there may be a material adverse effect to the Company and its cost of doing business. At least twice a year, Polo agrees to purchase from the Company at the Company's cost, all unsold Polo products that were purchased in accordance with the Agreement, subject to certain exclusions. At December 29, 2001 and December 30, 2000, the Company had a payable due to Polo for inventory and other services of $9,520 and $6,586, respectively. These amounts are included in accounts payable on the balance sheet.

      LOAN TO KEY EXECUTIVE - On April 3, 2000, the Company made a loan to a key executive of $500. As of September 26, 2001, the key executive who received the loan became an employee of Polo Ralph Lauren Corporation. The loan was transferred to Polo Ralph Lauren Corporation effective with the executive's employment. The Company was reimbursed for this loan by Polo Ralph Lauren.

      ADVERTISING - Under the terms of the Agreement, NBC will provide the Company with $110,000 of television and online advertising on its properties over a five year period. NBCi will provide the Company with $40,000 in online advertising over a five-year period. During fiscal 2001 and 2000, NBC provided the Company with approximately $30,900 and $12,800 of discounted advertising time from the NBC property, and approximately $1,800 and $800 from the CNBC.com property. The Company also received approximately $7,300 and $1,000 in advertising online from NBCi for the year ended December 29, 2001 and December 30, 2000.

      FULFILLMENT - The Company entered into an agreement on February 7, 2000 with ValueVision to perform its entire warehousing and order fulfillment and call center functions. For fiscal 2001 and fiscal 2000, warehousing and order fulfillment expenses (inclusive of system expenses) totaled approximately $7,600 and $5,000 and call center expenses totaled approximately $2,000 and $1,100. These amounts are included in fulfillment expense in the statement of operations.

      ADMINISTRATIVE SERVICES - Polo provides the Company with administrative services in the way of payroll services, accounts payable services, office space and utilities, IT support and legal services from Polo's in-house legal counsel. The services Polo provided totaled approximately $920 and $500 for fiscal 2001 and fiscal 2000, respectively, and are included in general and administrative expense and as a capital contribution in Polo's capital account. Polo pays the Company's payroll and operating expenses and is then reimbursed for all cash expenditures by the Company.

      EMPLOYEE BENEFITS - The Company currently does not maintain any of its own employee benefit plans, including, health, dental, short-term disability, long-term disability and 401(k). Polo administers these benefits and the Company's employees are permitted to participate. The Company recorded expenses of approximately $679 and $508 for these benefits for fiscal 2001 and fiscal 2000, respectively.

8.    SUBSEQUENT EVENTS

      On March 1, 2002, the Company amended its supply agreement dated February 7, 2000 (the "Supply Agreement") between Polo and the Company. Pursuant to the amendment, the Company may assign and transfer television advertising spots having a total spot value of up to $7,000 in payment for inventory supplied by Polo having an equal cost to the Company under the Supply Agreement. The transferred spots must be running no later than the earlier of (i) 180 days after the Company uses all of its remaining spot inventory or (ii) July 31, 2004. The Company has not commenced the assignment and transfer of television advertising spots.

      Also on March 1, 2002, the Company amended its agreement dated February 7, 2000 with Value Vision covering fulfillment services from Value Vision. The amendment calls for the Company to assign and transfer a certain portion of its advertising spot inventory having a spot value of up to $2,100 to Value Vision in exchange for certain fulfillment services equal to $175 per month. Value Vision commenced providing services under this amendment immediately upon its execution. Under the amendment, Value Vision must use all assigned spots no later than December 31, 2004. At that time any unused spots will be forfeited. All spots transferred shall promote Value Vision and/or the Company, its site and/or Polo Ralph Lauren Products.


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